Exhibit 99.1

NEWS RELEASE

Contact:
Gastar Exploration Ltd.
J. Russell Porter, President & CEO
713-739-1800 / rporter@gastar.com

Investor Relations Counsel:
Lisa Elliott / Anne Pearson
DRG&L: 713-529-6600
For Immediate Release	lelliott@drg-l.com/ apearson@drg-l.com

GASTAR EXPLORATION ANNOUNCES ACQUISITION OF MARCELLUS SHALE LEASEHOLD

HOUSTON, November 10, 2010 – Gastar Exploration Ltd. (“Gastar”) (NYSE Amex: GST) announced today that the Company has executed a Purchase and Sale Agreement (“PSA”) with undisclosed private sellers for the acquisition of approximately 59,000 net acres of leasehold in the Marcellus Shale concentrated in Preston, Tucker and Pendleton Counties, West Virginia.  Terms of the acquisition were not disclosed.  Closing of the transaction is expected to take place in mid-December.

Prior to executing the PSA, Gastar had obtained an exclusive option on the leasehold with the right to conduct operations to test the Marcellus Shale potential on the properties to be acquired.  Gastar deepened an existing well to the Marcellus Shale and tested that vertical well at over 1.1 MMCFD from the lower Marcellus.  Gastar also re-completed another existing vertical well in the Marcellus and tested that well at rates as high as 1.0 MMCFD from the lower Marcellus formation.

The assets to be acquired include approximately 59,000 net acres of Marcellus Shale leasehold, a gathering system consisting of 41 miles of pipeline, a salt water disposal well and 7 producing conventional wells making approximately 500 MCFD.

J. Russell Porter, Gastar's President and CEO, stated, “This acquisition significantly increases Gastar’s exposure to the Marcellus Shale and positions the company for long-term reserve and production growth.  This was a unique opportunity structured by Gastar to allow us to essentially de-risk the acreage from a Marcellus Shale perspective prior to committing to the acquisition.  The results of the work undertaken by Gastar, and the fact that this acreage is on trend with other  successful Marcellus Shale wells, confirm the attractiveness of this opportunity.  Gastar’s joint venture partner in its existing Marcellus Shale assets has the right to participate in this acquisition on pre-determined terms.  Once we know our joint venture partner’s intentions, we will determine whether any external financing will be sought.  Either way, Gastar has the ability to close the transaction with existing sources of capital.”

About Gastar Exploration

Gastar Exploration Ltd. is an independent company engaged in the exploration, development and production of natural gas and oil in the United States.  Our principal business activities include the identification, acquisition, and subsequent exploration and development of natural gas and oil properties with an emphasis on prospective deep structures identified through seismic and other analytical techniques as well as unconventional natural gas reserves, such as shale resource plays.  We are pursuing natural gas exploration in the deep Bossier gas play in the Hilltop area in East Texas and the Marcellus Shale in West Virginia and central and southwestern Pennsylvania.  We also conduct coal bed methane development activities within the Powder River Basin of Wyoming and Montana.  For more information, visit our web site at www.gastar.com.

Safe Harbor Statement and Disclaimer

This news release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward looking statements give our current expectations, opinion, belief or forecasts of future events and performance.  A statement identified by the use of forward looking words including “may”, “expects”, “projects”, “anticipates”, “plans”, “believes”, “estimate”, “will”, “should”, and certain of the other foregoing statements may be deemed forward-looking statements.  Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release.  These include risk inherent in natural gas and oil drilling and production activities, including risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; delays in receipt of drilling permits; risks with respect to natural gas and oil prices, a material decline in which could cause Gastar to delay or suspend planned drilling operations or reduce production levels; risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in natural gas and oil prices; risks relating to unexpected adverse developments in the status of properties; risks relating to the absence or delay in receipt of government approvals or third party consents; and other risks described in Gastar’s Annual Report on Form 10-K and other filings with the SEC, available at the SEC’s website at www.sec.gov.  By issuing forward looking statements based on current expectations, opinions, views or beliefs, Gastar has no obligation and, except as required by law, is not undertaking any obligation, to update or revise these statements or provide any other information relating to such statements.

Our actual sales production rates can vary considerably from tested initial production rates depending upon completion and production techniques and our primary areas of operations are subject to natural steep decline rates.

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